Exhibit 99.1
Post Holdings, Inc. Reports
Results for the Fourth Quarter and Fiscal Year 2012
St. Louis, Missouri - November 28, 2012 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today reported results for the quarter and full fiscal year ended September 30, 2012.
Fourth Quarter and Fiscal Year Highlights:

•	U.S. dollar market share for expanded all outlets combined (xAOC) of 10.2% and 10.4% for the thirteen weeks and fifty-two weeks ended September 29, 2012, respectively

•	Net sales of $247.2 million and $958.9 million for the 2012 fourth quarter and fiscal year, an increase of 4% and a decrease of 1%, respectively, versus the same time periods a year ago

•	Adjusted EBITDA of $53.5 million for the quarter, and $214.6 million for the fiscal year ended September 30, 2012
Ready to eat cereal category revenues were down slightly, -0.7%, for the thirteen weeks ended September 29, 2012 as compared to the prior year, and category volumes, measured in pounds, declined 2.1%, according to Nielsen. Category dollars for the quarter were not down as significantly as consumption volume due to slight increases in every day and promoted average selling prices. The current year Nielsen data referenced in this press release is as of September 29, 2012.
Post’s U.S. xAOC dollar market share was 10.2% and 10.4% for the thirteen week and fifty-two week periods ended September 29, 2012, respectively, flat versus the year ago quarter and down 0.4 share points for the fifty-two week period versus the same prior year time period. Post’s xAOC pounds share increased 0.5 share points to 10.3% for the thirteen week period ended September 29, 2012, driven primarily by higher promotion and an increased distribution in value channels which have a lower price per pound.
Post net sales increased 4.0% for the quarter ended September 30, 2012 as compared to the prior year, primarily driven by 4.9% higher volumes, led by Honey Bunches of Oats, Great Grains and Pebbles, partially offset by lower overall net pricing from greater consumer promotion and increased value distribution. For the fourth quarter versus the comparable prior year quarter, Honey Bunches of Oats and Pebbles volumes increased 9.9% and 9.5%, respectively, while Great Grains and Grape Nuts volumes grew 13.5% and 2.8%, respectively. For the year ended September 30, 2012, net sales decreased 1.0% versus a year ago. This decline was principally driven by 3.2% lower volumes only partially offset by higher gross and net pricing. For the fiscal year, Honey Bunches of Oats and Pebbles volumes were down 2.3% and 6.4%, respectively, versus prior year, however, Great Grains experienced a year over year volume increase of 10.1%.
Gross profit margin increased by approximately 130 basis points for the fourth quarter versus prior year, largely driven by favorable manufacturing costs due to improved fixed cost absorption from higher volumes and cost efficiencies, partially offset by unfavorable commodity costs (primarily grains) and lower net pricing. For the full year, gross profit margin decreased by approximately 190 basis points versus the same time period a year ago driven by higher raw materials cost (primarily grains) and unfavorable fixed cost absorption resulting from lower production volumes.
Excluding the effect of $2.1 million and $2.8 million of costs related to the transition and separation from Ralcorp incurred during the fourth quarter of fiscal 2012 and 2011, respectively, selling, general and administrative expenses as a percentage of net sales increased from 23.7% in the fourth quarter of fiscal 2011 to 28.2%. This increase was primarily driven by incremental holding company costs, higher operating company overhead for the new direct sales force, bonus costs and slightly higher advertising and consumer costs. Excluding the effect of $12.5 million and $2.8 million of costs related to the transition and separation from Ralcorp incurred in fiscal 2012 and 2011, respectively, selling, general, and administrative expenses as a percentage of net sales increased from 24.4% in fiscal 2011 to 27.3% in fiscal 2012. The increase was primarily driven by incremental holding company costs, and higher operating company overhead for the new direct sales force and bonus costs partially offset by lower warehousing and broker expense.

Adjusted EBITDA for the quarter was $53.5 million versus $56.7 million for the same time period a year ago and declined sequentially from $61.4 million. For the full year, Adjusted EBITDA was $214.6 million versus $248.9 million for the same period a year ago.

Income tax expense was $6.2 million, which represents an effective income tax rate of 36.5%, for the fourth quarter, compared to a tax benefit of $32.5 million and an effective income tax rate of 6.3% for the same period a year ago. For the full year, income tax expense was $30.5 million, an effective income tax rate of 37.9%, compared to a benefit of $6.3 million and an effective income tax rate of 1.5%, for the year ended September 30, 2011. The current quarter and current year effective tax rates were both unfavorably impacted by tax expense related to an uncertain tax position we expect to take on our short period tax return for the period starting with the separation from Ralcorp Holdings, Inc. and ending on September 30, 2012. The year to date effective income tax rate was also unfavorably impacted by $4.6 million of non-deductible outside service expenses incurred to effect the Company’s separation from Ralcorp, which resulted in incremental income tax expense of approximately $1.8 million. The prior year quarterly and annual effective tax rates were significantly impacted by the nondeductible goodwill impairment expense incurred during the fourth quarter of fiscal 2011. Management anticipates that the effective income tax rate will return to its historical range of 32% - 35% in fiscal 2013.
Net earnings were $10.8 million, or $0.31 per diluted share, for the fourth quarter. For the full year, net earnings were $49.9 million, or $1.45 per diluted share. Adjusted net earnings and Adjusted diluted earnings per share for the quarter were $11.9 million and $0.35, respectively. For the full year, Adjusted net earnings and Adjusted diluted earnings per share were $52.7 million and $1.53, respectively. Management has provided these non-GAAP measures because they are representative of Post as a stand-alone public company and not an operating segment of Ralcorp.
On September 28, 2012, Post repurchased with cash 1.75 million shares of its common stock, or approximately 5% of its shares outstanding, at $30.50 per share, or approximately $53.4 million in aggregate. These shares were a portion of the Post shares that were retained by Ralcorp in connection with the spin-off of Post.
Outlook
Post management estimates that fiscal 2013 Adjusted EBITDA will be between $210 and $225 million, after considering the estimated year-over-year unfavorable commodity cost effect of between $10 and $15 million. Post management further expects that capital expenditures will be in the range of $30 to $35 million, inclusive of between $11 and $13 million of capital costs associated with establishing stand-alone information systems separate from Ralcorp. Finally, management expects net interest expense to be between $80 and $83 million in fiscal 2013.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, noncash stock based compensation, nonrecurring cash compensation for retention/severance, accounts receivable servicing fees, costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company during the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. Adjusted net earnings is a non-GAAP measure which represents net earnings excluding costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, nonrecurring cash compensation for retention/severance, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entire period reported. The Company believes Adjusted net earnings and Adjusted diluted earnings per share are useful to investors in evaluating the Company’s operating performance because they provide investors with insight into the Company’s performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp. The calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call
The Company will host a conference call on Wednesday, November 28, 2012 at 4:30 p.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the fourth quarter of 2012 and provide fiscal 2013 guidance.
The call will be broadcast over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.postfoods.com. Participants may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number for all participants is 65051774.
For those unable to participate during the live call and webcast, a replay will be available on the Company’s website until December 12, 2012.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including statements regarding our expected effective income tax rates for fiscal 2013, our Adjusted EBITDA guidance for fiscal 2013, expected capital spending in fiscal 2013, expected net interest expense in fiscal 2013, and our expected unfavorable commodity cost effect in fiscal 2013. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of the announced restatement of Ralcorp’s and Post’s financial statements; the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; labor strikes or work stoppages by our employees; our ability to achieve benefits from our separation; our obligations to indemnify Ralcorp if the separation is taxable under certain circumstances; restrictions on our taking certain actions due to tax rules and covenants with Ralcorp; changes in our cost structure, management, financing and business operations following the separation; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company’s founding in 1895. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011

Net Sales	$247.2	$237.8	$958.9	$968.2
Cost of goods sold	137.1	135.0	530.0	516.6
Gross Profit	110.1	102.8	428.9	451.6
Selling, general and administrative expenses	71.7	59.2	274.5	239.5
Amortization of intangible assets	3.2	3.2	12.6	12.6
Impairment of intangible assets	—	534.4	—	566.5
Other operating expenses, net	2.1	0.5	2.7	1.6
Operating Profit (Loss)	33.1	(494.5)	139.1	(368.6)
Interest expense, net	16.1	12.9	60.3	51.5
Other expense (income), net	—	4.7	(1.6)	10.5
Earnings (Loss) before Income Taxes	17.0	(512.1)	80.4	(430.6)
Income tax expense (benefit)	6.2	(32.5)	30.5	(6.3)
Net Earnings (Loss)	$10.8	$(479.6)	$49.9	$(424.3)

Earnings (Loss) per share:
Basic	$0.32	$(13.94)	$1.45	$(12.33)
Diluted	$0.31	$(13.94)	$1.45	$(12.33)

Weighted-Average Common Shares Outstanding:
Basic	34.2	34.4	34.3	34.4
Diluted	34.4	34.4	34.5	34.4

SELECTED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2012	2011
Cash provided by (used in):
Operating activities	$135.1	$143.8
Investing activities	(30.9)	(14.9)
Financing activities	(48.2)	(132.1)
Effect of exchange rates on cash and cash equivalents	0.5	0.1
Net increase (decrease) in cash and cash equivalents	$56.5	$(3.1)

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011

Net Earnings (Loss)	$10.8	$(479.6)	$49.9	$(424.3)
Income tax expense	6.2	(32.5)	30.5	(6.3)
Interest expense, net	16.1	12.9	60.3	51.5
Other nonoperating income (expense), net	—	4.7	(1.6)	10.5
Depreciation and amortization	16.3	14.9	63.2	58.7
Impairment of intangible assets	—	534.4	—	566.5
Stock-based compensation	2.3	0.1	4.5	1.1
Nonrecurring cash compensation/retention	—	—	0.9	—
Accounts receivable servicing fees	—	(0.9)	(0.8)	(3.7)
Spin-Off costs/post Spin-Off non-recurring costs	2.1	2.8	12.5	2.8
Mark to market adjustments on economic hedges	(0.3)	3.6	0.3	7.1
Public company costs (1)	—	(3.7)	(5.1)	(15.0)
Adjusted EBITDA	$53.5	$56.7	$214.6	$248.9
Adjusted EBITDA as a percentage of Net Sales	21.6%	23.8%	22.4%	25.7%

(1)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the entire period. These costs were not actually incurred in the historical periods presented above. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions, except per share data)

	Quarter Ended September 30, 2012	Year Ended September 30, 2012

Net Earnings	$10.8	$49.9
Adjustments to Net Earnings:
Nonrecurring cash compensation/retention	—	0.9
Accounts receivable servicing fees	—	(0.8)
Spin-Off costs/post Spin-Off non-recurring costs	2.1	12.5
Mark to market adjustments on economic hedges	(0.3)	0.3
Other nonoperating income (expense), net	—	(1.6)
Incremental interest expense (1)	—	(4.3)
Public company costs (2)	—	(5.1)
	1.8	1.9
Income tax effect on adjustments	(0.7)	(0.9)
Incremental tax expense for non-deductible transaction costs	—	1.8
Adjusted Net Earnings	$11.9	$52.7

Weighted-Average Shares Outstanding - Diluted	34.4	34.5

Adjusted Diluted Earnings per Share	$0.35	$1.53

(1)
Represents Post management's estimate of incremental interest expense Post would have incurred if the debt incurred on February 3, 2012 to effect the spin-off from Ralcorp had been outstanding for all of fiscal 2012. These costs were not actually incurred in the historical periods presented above. The estimated costs have been deducted in the calculation of Adjusted Net Earnings to provide a frame of reference for future periods.

(2)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the entire period. These costs were not actually incurred in the historical periods presented above. The estimated costs have been deducted in the calculation of Adjusted Net Earnings to provide a frame of reference for future periods.